Exhibit 99.1

News Release

Media Contact:	Investor Contact:
Doug Holt	Bev Fleming
(312) 557-1571	(312) 444-7811
Doug_Holt@ntrs.com	Beverly_Fleming@ntrs.com

http://www.northerntrust.com

Northern Trust Elects Martin P. Slark to Board of Directors

Announces Retirement of William Smithburg

CHICAGO, April 19, 2011 – Northern Trust Corporation (Nasdaq: NTRS) announced today that Martin P. Slark has been elected to its board of directors. William D. Smithburg has stepped down after 30 years of distinguished service, consistent with retirement guidelines for directors.

“We are very pleased to welcome Martin to the board,” Northern Trust Chairman and Chief Executive Officer Frederick H. Waddell said. “Northern Trust will benefit greatly from Martin’s extensive global management experience and personal leadership.”

Martin P. Slark is vice chairman and chief executive officer at Molex Incorporated. Slark has served Molex for 35 years and held senior leadership positions including president and chief operating officer, president of the Americas Region, and president of the Far East South Region. He has held positions in the U.S., Europe and Asia, and is responsible for starting Molex entities in Hong Kong, China, India, South Africa, Malaysia and Thailand. He also serves on the board of directors at Molex, Liberty Mutual Holding Company, and Hub Group, Inc.

Molex delivers interconnect solutions for markets that include data communications, telecommunications, consumer electronics, industrial, automotive, medical, military, lighting and solar. Established in 1938, the corporation operates 39 manufacturing locations in 16 countries, employs more than 35,000 people worldwide and had revenues of $3 billion in its fiscal year ended June 30, 2010. In 2010 Molex reported 76 percent net revenue outside of the United States, with 60 percent originated in Asia-Pacific and 16 percent in Europe.

Effective today, William D. Smithburg concluded his service to Northern Trust Corporation’s board of directors. Smithburg is a retired chairman, president and chief executive officer of The Quaker Oats Company. He sits on the board of directors of Abbott Laboratories, Corning Incorporated and Barry-Wehmiller Companies, Inc.

“Bill’s knowledge and counsel has significantly contributed to Northern Trust’s successful growth,” Waddell said. “We are grateful for his leadership and thank him for his many years of outstanding service to Northern Trust.”

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, banking solutions and fiduciary services for corporations, institutions and affluent individuals worldwide. Northern Trust, a financial holding company based in Chicago, has offices in 18 U.S. states and 16 international locations in North America, Europe, the Middle East and the Asia-Pacific region. As of December 31, 2010, Northern Trust had assets under custody of US$4.1 trillion, and assets under investment management of US$643.6 billion. For more than 120 years, Northern Trust has earned distinction as an industry leader in combining exceptional service and expertise with innovative products and technology. For more information, visit www.northerntrust.com.

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